AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of March 25, 2014 (the "Effective Date"), is entered into by and among American Assets Trust, Inc., a Maryland corporation (the “REIT”), American Assets Trust, L.P., a Maryland limited partnership (the “Operating Partnership”) and Patrick Kinney (the “Executive”).
WHEREAS, the Executive is a party to that certain Employment Agreement dated as of January 19, 2011 (the "Original Agreement") with the REIT and the Operating Partnership (collectively, the “Company”); and
WHEREAS, the parties desire to amend the terms of the Original Agreement on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth below, the parties hereto agree as follows:
1.    Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (as extended pursuant to this Section 1, the “Employment Period”) commencing on the Effective Date and ending on the first anniversary of the Effective Date (unless the Executive’s employment is terminated prior to such date pursuant to Section 3 below) (the “Initial Termination Date”); provided, however, that the Employment Period shall automatically be extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date thereafter (each such extension, a “Renewal Year”), unless either the Executive or the Company elects not to so extend the Employment Period by notifying the other party, in writing, of such election (a “Non-Renewal”) not less than sixty (60) days prior to the last day of the Employment Period as then in effect.
2.    Terms of Employment.
(a)    Position and Duties.
(i)    During the Employment Period, the Executive shall serve as Senior Vice President of Real Estate Operations of the REIT and the Operating Partnership, and shall perform such employment duties as are usual and customary for such positions. The Executive shall report directly to the Chief Executive Officer and President of the Company. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing consistent with the Executive’s position as Senior Vice President of Real Estate Operations of the REIT and the Operating Partnership. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, including, without limitation, the Executive’s continued service on the board of directors of American Assets, Inc., (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal investments, in each case, so long as such activities do not materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.
(iii)    During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in San Diego, California (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(b)    Compensation, Benefits, Etc.
(i)    Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $223,000 per annum. The Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the "Board") and may be increased from time to time by the Compensation Committee in its sole discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary shall not be reduced after any increase in accordance herewith and the term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased.
(ii)    Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives. The Executive’s target Annual Bonus shall be forty percent (40%) of his Base Salary actually paid for such year. The amount of the Annual Bonus, if any, shall be determined by the Compensation Committee in its sole discretion based on such performance criteria as the Compensation Committee shall determine in its sole discretion. Except as otherwise provided in Section 4(a) or 4(d) below, the Executive must be employed on the date of payment of the Annual Bonus in order to be eligible to receive an Annual Bonus for such fiscal year. The Executive acknowledges and agrees that nothing contained herein confers on the Executive any right to an Annual Bonus in any year, and that whether the Company pays him an Annual Bonus and the amount of any such Annual Bonus shall be determined by the Compensation Committee in its sole discretion.

(iii)    Restricted Stock Awards.
(A)    In connection with the execution of the Original Agreement, the REIT issued to the Executive awards of Restricted Stock (as defined in the Company’s 2011 Equity Incentive Award Plan (the “Incentive Plan”)), as follows:
(1)    an award of Restricted Stock with respect to eighteen thousand (18,000) shares of the REIT’s common stock (the “Time Vesting Restricted Stock Award”); and
(2)    an award of Restricted Stock with respect to twenty-seven thousand (27,000) shares of the REIT’s common stock (the “Performance Vesting Restricted Stock Award” and together with the Time Vesting Restricted Stock Award, the “Original Restricted Stock Awards").
(B)    Each year during the Employment Period, the REIT shall issue to the Executive an additional award of Restricted Stock. It is the intention of the Company that the annual Restricted Stock Awards, together with the Base Salary and Annual Bonus, will provide the Executive with total annual compensation at no less than the median of similarly-situated executive officers among the Company's current peer group for compensation purposes (as determined based on the Executive's duties, authority and responsibilities (and not solely by reference to title) in the reasonable discretion of the Compensation Committee), and that each such annual Restricted Stock Award will have an aggregate value on the date of grant (at the target vesting level) of $125,000 (which amount may be increased or decreased by the Compensation Committee each year based on its consideration of such comparable peer group compensation data) (each, an "Annual Restricted Stock Award," and together with the Original Restricted Stock Awards, the "Restricted Stock Awards"). Subject to the Executive’s continued employment with the Company through each such date, the Annual Restricted Stock Awards shall vest based on the satisfaction by the REIT of performance objectives established by the Compensation Committee and such other conditions set forth in the applicable award agreement.
(C)    The terms and conditions of each Restricted Stock Award shall be set forth in separate award agreements in a form prescribed by the Company (the “Restricted Stock Award Agreements”), to be entered into by the Company and the Executive, which shall evidence the grant of the Restricted Stock Awards.
(D)    Immediately prior to a Change in Control of the Company (as defined in the Incentive Plan), the Original Restricted Stock Awards shall, to the extent not previously vested, become fully vested and nonforfeitable.
(iv)    Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are available generally to senior executives of the Company.

(v)    Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.
(vi)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.
(vii)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.
(viii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives but in no event less than five (5) weeks per calendar year.
(ix)    Indemnification Agreement. The parties have entered into an Indemnification Agreement dated as of January 19, 2011 (the “Indemnification Agreement”), which Indemnification Agreement is attached hereto as Exhibit A.
3.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12)-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
(b)    Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the Notice of Termination (as defined below):

(i)    the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(ii)    the Executive’s willful commission of an act of fraud or dishonesty resulting in reputational, economic or financial injury to the Company;

(iii)    the Executive’s commission of, or entry by the Executive of a guilty or no contest plea to, a felony or a crime involving moral turpitude;

(iv)    a willful breach by the Executive of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company; or

(v)    the Executive’s willful and material breach of the Executive’s obligations under a written agreement between the Company and the Executive, including without limitation, such a breach of this Agreement.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(c)    Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent:
(i)    the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) hereof, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)    the Company’s material reduction of the Executive’s Base Salary;

(iii)    a material change in the geographic location of the Principal Location which shall, in any event, include only a relocation of the Principal Location by more than thirty (30) miles from its existing location;
(iv)    the Company’s material breach of its obligations under this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the cure period.

(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)    Termination of Offices and Directorships. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.
4.    Obligations of the Company upon Termination.
(a)    Without Cause or For Good Reason. Subject to Section 4(e) below, if the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Period by reason of (1) a termination of the Executive’s employment by the Company without Cause (and other than by reason of the Executive’s death or Disability), or (2) a termination of the Executive’s employment by the Executive for Good Reason:

(i)    The Executive shall be paid, in a single lump-sum payment on the date of the Executive’s termination of employment, the aggregate amount of the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the date of such termination (the “Accrued Obligations”) and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Unpaid Bonus”) (or, if the amount of the Unpaid Bonus has not yet been determined as of the Date of Termination, such Unpaid Bonus shall be paid to the Executive on the date annual bonuses for the relevant fiscal year are paid to the Company’s executives generally, but in no event later than March 15th of the calendar year following the end of the calendar year to which such Unpaid Bonus relates);
(ii)    In addition, the Executive shall be paid, in a single lump-sum payment on the sixtieth (60th) day after the date of the Executive’s Separation from Service (such date, the “Date of Termination”), an amount equal to one (1) (the “Severance Multiple”) times the sum of (A) the Base Salary in effect on the Date of Termination, plus (B) the Executive's Average Annual Bonus Amount (as defined below). For purposes of this Agreement, the Executive's "Average Annual Bonus Amount" shall be an amount equal to the average of the Annual Bonuses awarded to the Executive for each of the three (3) fiscal years prior to the Date of Termination. For purposes of determining the Executive's “Average Annual Bonus Amount,” (x) to the extent the Executive received no Annual Bonus in any year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining the Executive's “Average Annual Bonus Amount,” and (y) to the extent the Executive was not employed for an entire fiscal year, the Annual Bonus received by the Executive for such fiscal year shall be annualized for purposes of the preceding calculation.  For the avoidance of doubt, for purposes of this Section 4(a)(ii), an Annual Bonus shall include any portion of the Executive’s Annual Bonus received in the form of equity rather than cash, provided that any such equity award expressly provides by its terms that it was issued in lieu of cash in payment of the Executive's Annual Bonus or a portion thereof. In the event the Executive's Date of Termination occurs within twelve (12) months following a Change in Control, the Severance Multiple shall be two (2).
(iii)    Except to the extent an award agreement governing an equity award granted to Executive specifically provides for the treatment of such equity award in the event of Executive's termination of employment by the Company other than for Cause or Executive's resignation for Good Reason and provides that its terms shall supersede the provisions of this Section 4(a)(iii), in which case the terms of such award agreement shall govern, the vesting and/or exercisability of fifty percent (50%) of each of Executive's outstanding unvested equity awards shall be automatically accelerated on the Date of Termination (which percentage shall be increased to one hundred percent (100%) in the event the Executive's Date of Termination occurs within twelve (12) months following a Change in Control). In addition, notwithstanding anything to the contrary in the award agreements evidencing the Original Restricted Stock Awards, the Original

Restricted Stock Awards shall, to the extent not previously vested, become fully vested and nonforfeitable on the Executive's Date of Termination.
(iv)    For the period beginning on the Date of Termination and ending on the date which is twelve (12) full months following the Date of Termination (or, if earlier, (A) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (B) the date the Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), if the Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the Date of Termination elect to have COBRA coverage and are eligible for such coverage, the Company shall pay the COBRA premiums necessary to continue health insurance coverage for the Executive and his covered dependents as in effect on the Date of Termination. If any of the Company’s health benefits are self-funded as of the date of the Executive's Separation from Service, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying the COBRA premiums as set forth above, the Company shall instead pay to the Executive on the last day of each remaining month of the COBRA Coverage Period a fully taxable cash payment equal to the applicable COBRA premium for such month for the Executive and his covered dependents.
Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(ii), 4(a)(iii) and 4(a)(iv) above that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit B (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period.

(b)    Company Non-Renewal. Subject to Section 4(e) below, in the event that the Executive incurs a Separation from Service during the Employment Period by reason of a Non-Renewal of the Employment Period by the Company and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein for the Renewal Year that would have occurred but for the Non-Renewal, then the Executive shall be entitled to the payments and benefits provided in Section 4(a) hereof, subject to the terms and conditions of Section 4(a) (including, without limitation, the Release requirement contained therein).
(c)    For Cause, Without Good Reason or Other Terminations. If the Executive’s employment shall be terminated by the Company for Cause, by the Executive without Good Reason or for any other reason not enumerated in this Section 4, in any case, during the Employment Period, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law).

(d)    Death or Disability. Subject to Section 4(e) below, if the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period:
(i)    The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash on or as soon as practicable following the Date of Termination;
(ii)    Any Unpaid Bonus shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, on the Date of Termination (or, if the amount of the Unpaid Bonus has not yet been determined as of the Date of Termination, such Unpaid Bonus shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, on the date annual bonuses for the relevant fiscal year are paid to the Company’s executives generally, but in no event later than March 15th of the calendar year following the end of the calendar year to which such Unpaid Bonus relates); and
(iii)    Except to the extent an award agreement governing an equity award granted to the Executive specifically provides for the treatment of such equity award in the event of the Executive's termination as a result of his death or Disability, and provides that its terms shall supersede the provisions of this Section 4(d)(iii), in which case the terms of such award agreement shall govern, all outstanding equity awards held by the Executive on the Date of Termination shall immediately become fully vested and/or exercisable.
(e)    Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(f)    Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 below, the Executive shall not be entitled to any additional payments or benefits upon or in connection with his termination of employment. In addition, the Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by the Executive as a result of the payments and benefits received by the Executive pursuant to this Section 4, including, without limitation, any income or excise tax imposed by Sections 409A and 4999 of the Code.

(g)    No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances (other than salary advances) or other amounts owed by the Executive to the Company under a written agreement may be offset by the Company against amounts payable to Executive under this Section 4.

5.     Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.    Limitation on Payments.
(a)    Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
7.    Confidential Information and Non-Solicitation.
(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
(b)    While employed by the Company and, for a period of one (1) year after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. During his employment with the Company and thereafter, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)    In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 7(a) and (b) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
9.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.    Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated among the Operating Partnership, the REIT and any subsidiary or affiliate thereof in such manner as such entities determine in order to reflect the services provided by the Executive to such entities; provided, however, that the Operating Partnership and the REIT shall be jointly and severally liable for such obligations.

11.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
If to the REIT or the Operating Partnership:
American Assets Trust, Inc.
11455 El Camino Real, Suite 200
San Diego, CA 92130
Attn: General Counsel

with a copy to:
Latham & Watkins
355 South Grand Ave.
Los Angeles, CA 90071-1560
Attn: Julian Kleindorfer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)    Section 409A of the Code.
(i)     To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 11(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.
(ii)     To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 4(e) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.
(iii)     To the extent that any payments or reimbursements provided to the Executive under this Agreement, including, without limitation, pursuant to Section 2(b)(vi), are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)    Entire Agreement. This Agreement, together with the Indemnification Agreement and the Restricted Stock Award Agreements, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries and affiliates (a “Predecessor Employer”), or representative thereof, whose business or assets any member of the Company and its subsidiaries and affiliates succeeded to in connection with the initial public offering of the common stock of the REIT or the transactions related thereto, including, without limitation, the Original Agreement.
(i)    Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.
(j)    Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
(k)    Right to Advice of Counsel. The Executive acknowledges that he has the right to, and has been advised to, consult with an attorney regarding the execution of this Agreement, including, without limitation, as to the effect of the amendment and restatement of the Original Agreement, and any release hereunder; by his signature below, the Executive acknowledges that he understands this right and has either consulted with an attorney regarding the execution of this Agreement and the resulting amendment and restatement of the Original Agreement or determined not to do so.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of the REIT and the Operating Partnership has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

AMERICAN ASSETS TRUST, INC., a Maryland corporation

By:	/s/ ERNEST S. RADY
Name: Ernest S. Rady
Title: Executive Chairman

AMERICAN ASSETS TRUST, L.P., a Maryland limited partnership

By: AMERICAN ASSETS TRUST, INC.
Its: General Partner

By:	/s/ ERNEST S. RADY
Name: Ernest S. Rady
Title: Executive Chairman

“EXECUTIVE”

/s/ PATRICK KINNEY
Patrick Kinney

EXHIBIT A

INDEMNIFICATION AGREEMENT

A-1

EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of American Assets Trust, Inc., a Maryland corporation, American Assets Trust, L.P., a Maryland limited partnership, and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under either Section 4(a) or 4(b) of that certain Amended and Restated Employment Agreement, dated as of January 1, 2014, among American Assets Trust, Inc., American Assets Trust, L.P. and the undersigned (the “Employment Agreement”), whichever is applicable to the payments and benefits provided in exchange for this release, (ii) to payments or benefits under the Restricted Stock Award Agreements (as defined in the Employment Agreement), (iii) with respect to Section 2(b)(vi) or 6 of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to indemnification and/or advancement of expenses pursuant to the Indemnification Agreement (as defined in the Employment Agreement), (vi) for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, or (vii) for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company.
THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

B-1

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:
(A)    HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
(B)    HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND
(C)    HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.
The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

B-2

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
IN WITNESS WHEREOF, the undersigned has executed this Release this 25th day of March, 2014.

/s/ PATRICK KINNEY
Patrick Kinney

B-3